Exhibit 99.1

EzFill Announces Third Quarter 2022 Financial Results

— Revenue Increased 120% year over year to $4.09 Million From $1.86 Million —

— Average Margin per Gallon rose 16%, to $0.43 Compared to $0.37 in 3Q21 –

— Reached Quarterly Milestone of Nearly 1 Million Gallons Delivered –

— Expanded Operations to Jacksonville –

— At Forefront of Private Sector Efforts to Provide Assistance Following Hurricane Ian –

MIAMI, FL, November 8, 2022 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended September 30, 2022 (“3Q22” or “third quarter 2022”).

3Q 22 Highlights (in US$, except gallons delivered)

	Q3 2022	Q3 2021
Financial Highlights
Revenue	4,091,403	1,863,599
Net loss	(4,076,409)	(2,373,603)
Adjusted EBITDA*	(3,320,287)	(1,217,012)
Operating Highlights
Total Gallons Delivered	994,447	580,462
Avg. Fuel Margin per Gallon	$0.43	$0.37

* See end of this press release for reconciliation to US GAAP

Commenting on the third quarter results, Mike McConnell, EzFill’ s Chief Executive Officer, stated, “We grew revenues in all three measuring periods: the third quarter compared to the prior year third quarter; the year-to-date nine-month period compared to the prior year nine-month, and also sequentially from the second quarter of 2022, from which revenues grew 9% and gallons delivered grew 26%. Margin per gallon increased by 16% year over year and has remained strong despite a sharp drop in the price of fuel over the summer.

“We continue to diversify our customer base, with more than 25 new fleet customers added in the third quarter, bringing our year-to-date new fleet customer count to over 75. This is a key measure for us as it not only grows revenue on an aggregate basis, but just as importantly it continues to reduce our dependence on any one customer and improve our overall margin per gallon. When we became a public company, more than 60% of our revenue came from just one customer, while today no one customer accounts for more than 30% of revenue.

“We were also at the forefront of recovery efforts in the Fort Myers area following Hurricane Ian. When Governor DeSantis traveled to the Fort Myers Beach area, he gave special recognition to the efforts of private sector companies, including EzFill, that provided much needed assistance to residents impacted by the storm.”

Finally, we expanded into the Jacksonville area, further adding to our footprint in the Florida market. We will continue to look for opportunities to add new locations where we can grow efficiently. Our main focus remains on growing the commercial fleet sector of the business in all of our existing markets. We are also planning to add retail consumer opportunities, including new products and services, where the economics justify. We will also remain opportunistic about the marine market.”

Third Quarter 2022 Financial Results

During the third quarter of 2022, the Company reported revenue of $4.1 million, up from $1.9 million in the prior year period, a 120% increase, primarily due to a 71% increase in gallons delivered as well as an increase in the average price per gallon. Total gallons delivered in the third quarter of 2022 were 994,447 compared to 580,462 in the prior year period, reflecting new customers in existing and new markets, as well as expansion of certain existing customers to new markets. Average margin per gallon increased to $0.43 from $0.37, primarily reflecting the addition of new fleet customers at higher average margins.

Cost of sales was $4.2 million for the third quarter of 2022 compared to $1.8 million for the prior year period. The increase from the prior year reflects the increase in sales as well as the hiring of additional drivers, primarily in new markets.

Operating expenses, excluding depreciation and amortization, were $3.5 million for the third quarter of 2022, compared to $1.8 million in the prior year period, a net increase of $1.7 million. The major increases were in payroll, sales and marketing, insurance and public company expenses.

Depreciation and amortization increased to $0.48 million in the third quarter of 2022 from $0.24 million in the prior year period, primarily the result of the increase in the fleet of delivery vehicles.

Interest expense decreased in the quarter due to the early repayment in September 2021 of pre-IPO debt and lower cost financing post-IPO.

The net loss in the third quarter of 2022 was $(4.0) million, compared to $(2.3) million in the prior year period.

Adjusted EBITDA loss in the third quarter 2022 was $(3.3) million as compared to Adjusted EBITDA loss of $(1.2) million in the third quarter of 2021. The increased loss in third quarter 2022 reflects increased spending on infrastructure to grow and expand the business in the operating expense areas noted above.

Balance Sheet

At September 30, 2022, the Company had a cash position of $7.0 million, compared with $16.9 million at year end 2021. The Company had no long-term debt and had outstanding borrowings under its line of credit of $1.0 million as of quarter end.

Earnings Conference Call Information

Date:	Tuesday, November 8, 2022
Time:	10:00 a.m. ET
Call:	888-267-2822 (US Toll Free)
973-528-0011 (International)
Access Code:	299756
Webcast:	A live webcast will be available and can be accessed from the Investors’ section of the Company’s website at www.ezfl.com or by clicking here

All interested parties are invited to participate. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

For those unable to join the live webcast, a replay will be available until 11:59 p.m. ET on Tuesday, November 22, 2022, at 1-877-481-4010 (US) or 1-919-882-2331, replay pin number 47033. Additionally, to access the archived webcast, please visit the Investors section of the Company’s website or click here.

About EzFill

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry. As the only company to provide fuel delivery in three vertical segments - consumer, commercial, and specialty including marine, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact

John C. McNamara

TraDigital IR

john@tradigitalir.com

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use non-GAAP measures. Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
	2022	2021
Net loss	$(4,076,409)	$(2,373,603)
Interest expense, net	2,764	533,773
Depreciation and amortization	480,632	237,788
Stock compensation	272,726	385,030
Adjusted EBITDA	$(3,320,287)	$(1,217,012)

EzFill Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES
Revenues	$4,091,403	$1,863,599	$10,185,902	$5,236,016
TOTAL REVENUES	4,091,403	1,863,599	10,185,902	5,236,016

COSTS & EXPENSES
Cost of sales	4,208,155	1,825,739	10,288,176	5,057,628
Operating expenses	3,476,261	1,794,575	9,830,523	4,705,108
Depreciation and amortization	480,632	237,788	1,277,108	589,662
TOTAL COSTS AND EXPENSES	8,165,048	3,858,102	21,395,807	10,352,398

OPERATING LOSS	(4,073,645)	(1,944,503)	(11,209,905)	(5,116,382)

OTHER INCOME AND EXPENSES
Interest income	26,957	-	58,982	-
Other income	-	154,673	-	154,673
Interest expense	(29,721)	(533,773)	(64,666)	(767,984)

LOSS BEFORE INCOME TAXES	(4,076,409)	(2,373,603)	(11,215,589)	(5,729,693)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(4,076,409)	$(2,373,603)	$(11,215,589)	$(5,729,693)
NET LOSS PER SHARE
Basic and diluted	$(0.15)	$(0.13)	$(0.43)	$(0.33)
Basic and diluted weighted average number of common shares outstanding	26,481,480	18,555,343	26,367,621	17,586,747

EzFill Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2022	December 31, 2021

Assets
Current Assets:
Cash and cash equivalents	$4,577,597	$13,561,266
Investment in debt securities	2,429,976	3,362,880
Accounts receivable, net of allowance for doubtful accounts of $0 and $5,665, respectively	658,375	100,194
Prepaid expenses and other	254,557	186,349
Inventory	137,548	46,343
Total Current Assets	8,058,053	17,257,032

Fixed assets, net of accumulated depreciation of $ 868,890 and $284,216, respectively	5,096,808	2,286,320
Goodwill and other indefinite lived intangibles	166,838	129,983
Other intangible assets, net of accumulated amortization of $ 1,897,813 and $1,205,379, respectively	2,696,288	3,207,327
Operating lease right of use asset	576,120	-
Other assets	54,195	43,456
Total Assets	$16,648,302	$22,924,118

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable and accrued liabilities	$1,051,946	$579,365
Borrowings under revolving line of credit	1,000,000	-
Loans payable	797,407	178,871
Operating lease liabilities	225,817	-
Total Current Liabilities	3,075,170	758,236

Loans payable, net of current portion	1,410,813	297,436
Operating lease liabilities, net of current portion	378,418	-
Total Liabilities	4,864,401	1,055,672

Commitments and Contingencies	-	-

Stockholders’ Equity
Preferred stock, $.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $.0001 par value; 500,000,000 shares authorized; 26,490,424 and 26,243,474 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	2,649	2,624
Additional paid in capital	40,405,738	39,210,291
Accumulated deficit	(28,554,985)	(17,339,396)
Accumulated other comprehensive loss	(69,501)	(5,073)
Total Stockholders’ Equity	11,783,901	21,868,446
Total Liabilities and Stockholders’ Equity	$16,648,302	$22,924,118